Exhibit 99

Hillenbrand Industries President/Chief Executive Officer to Retire: Board Vice

Chairman Rolf A. Classon to Assume Role on Interim Basis

BATESVILLE, Ind., May 11, 2005 — Hillenbrand Industries, Inc. (NYSE:HB) announced today that Frederick W. Rockwood, President and Chief Executive Officer, has retired from the company. Succeeding him on an interim basis is Rolf A. Classon, who presently serves as Vice-Chairman of the Hillenbrand Board of Directors, who is an independent, non-executive Director and who was selected by the Board in 2003 to act as interim CEO should the need ever arise.

“Fred has been a valuable member of management during his 28 years of service to the company. He was the first non-Hillenbrand family member selected to be President and CEO and effectively accomplished that very strategic management transition for the company. We wish him well in his retirement,” said Hillenbrand Chairman, Ray J. Hillenbrand.

Chairman Hillenbrand said the availability of Classon to immediately step into the role is a major testament to the strength and planning of the Hillenbrand Board. “Rolf brings world class executive perspective in the health care industry and good knowledge of the death care industry, as well as a thorough understanding of, and past success in, the CEO’s role and what it must accomplish,” he added.

Classon is the former President of Bayer Diagnostic, a division of Bayer HealthCare. Last year, he concluded his tenure as Chairman of the Executive Committee of Bayer HealthCare.

“I am honored that the Hillenbrand Industries Board would ask me to assume this role, although it is on an interim basis. We must be clear on our corporate objectives before we hand the office over to a new Chief Executive. My role will be to work with management and the Board to achieve that clarity and to work with the Nominating/Corporate Governance Committee to find a permanent CEO,” added Classon.

Chairman Hillenbrand said that Classon will begin an immediate assessment of the strategic business plans for both Hill-Rom and Batesville Casket, the company’s two main divisions. “I strongly believe that Rolf can provide the insight and leadership to assist the company and its management team to achieve the goals that our shareholders, customers and employees expect,” he concluded. A search for a permanent replacement for CEO will commence soon with the goal of having that accomplished by the early part of 2006.

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